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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

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      Date of Report (Date of earliest event reported): SEPTEMBER 30, 1998


                                AEARO CORPORATION
               (Exact name of Registrant as specified in charter)

          DELAWARE                      0-26942                   13-3840450
(State or other jurisdiction     (Commission file number)       (IRS employer
       of incorporation)                                     identification no.)


               5456 WEST 79TH STREET, INDIANAPOLIS, INDIANA 46268
              (Address of principal executive offices) (Zip Code)

                                 (317) 692-6983
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS.

     Complexity Reduction and Restructuring. On September 30, 1998, Aearo Corporation (the "Company") issued the following press release:

            AEARO CORPORATION ANNOUNCES PLAN TO IMPROVE PROFITABILITY
                 THROUGH COMPLEXITY REDUCTION AND RESTRUCTURING

INDIANAPOLIS--(BUSINESS WIRE)--Sept. 30, 1998--Aearo Corporation today announced a plan to improve profitability by eliminating certain product offerings in its Eyewear and Respiratory product lines, reducing headcount in North America through restructuring and outsourcing, consolidating the branding in its Consumer product line and reducing selling and manufacturing costs in its Prescription eyewear product line. The company intends to take a $10 million restructuring charge in the quarter ended September 30, 1998.

Mike McLain, president and chief executive officer, stated, "This plan will enable us to improve our profitability in these strategically important product lines. While we have attractive market positions, our offerings have become too broad and, as a result, we have a level of complexity that requires higher costs. By focusing on the key offerings where we have a competitive advantage, we will be able to improve productivity while, at the same time, offering superior customer service at acceptable levels of profitability.

"Our restructuring involves four elements: (1) reducing stock-keeping units
(SKUs) and product lines in our Eyewear and Respiratory categories; (2) creating a more focused and flatter organization by eliminating 60 administrative and manufacturing overhead positions in North America, as well as outsourcing certain hand-assembly operations in order to reduce costs; (3) consolidating our Consumer product offerings under one brand and packaging system with improved graphics, quality and consistency; and (4) improving the profitability of our Prescription eyewear business by reducing dispensing costs, centralizing inventory and investing in a new information technology system to reduce administrative costs and improve customer service.

We have been pleased with the recovery in profitability that we have experienced through the first three quarters of this fiscal year. At the same time, there are portions of our business that are not achieving full potential. We are now taking the actions necessary to improve profitability further. These moves will reduce our employment in North America by more than 10 percent."

The restructuring charge is expected to include severance and related costs of $3 million; consumer packaging, literature and return costs of $1 million; write-offs of tools and equipment of $1 million; and a write-off of inventory related to discontinued offerings of $5 million. The cash outlay components of this charge are expected to total $4 million. The annual benefits are estimated to total $4.5 million in Fiscal 1999 and $6.5 million in Fiscal 2000.



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The company expects to amend its credit agreement with its senior lenders to avoid any covenant violations that could occur as a result of the restructuring charge.

Headquartered in Indianapolis, Aearo Corporation had sales of $293 million and EBITDA of $46 million for the 12 months ended June 30, 1998. The company designs, manufactures and sells personal protection equipment, including hearing protection, prescription and non-prescription safety eyewear and respirators. The company's products, marketed under the E-A-R, AOSafety, Peltor and Eastern brand names, are sold principally to industrial safety distributors and are used by industry, government, the military and health providers. Its AOSafety and Eastern products can be found in retail outlets such as home centers, hardware, drug and sporting goods stores. In addition, its E-A-R Specialty Composites division manufactures energy-absorbing materials for the transportation, OEM and healthcare markets. Aearo operates 10 manufacturing plants throughout the world, employing more than 1,800 workers.

Aearo Corporation is jointly owned by affiliates of Vestar Capital Partners, a major private equity investment firm specializing in management buyouts, Cabot Corporation (NYSE: CBT news) and the company's senior management.

FOR MORE INFORMATION, CONTACT:

Arthur Yann
Nichol & Company, Ltd.
Tel:     212 889-6401
Fax:     212 532-4062
Email:  ayann@nicholcompany.com

     B. Third Amendment to Credit Agreement. On September 30, 1998, the Company and its bank group amended the Company's credit facility to provide that the above restructuring charge will not give rise to a violation of any covenants under the credit facility for the period ended September 30, 1998.

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

(c) Exhibits. The following exhibit is filed as part of this Current Report on Form 8-K:

     10.1 Third Amendment to Credit Agreement, dated as of September 30, 1998.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 1, 1998             AEARO CORPORATION

                                  By: /s/ Bryan J. Carey
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                                      Bryan J. Carey
                                      Vice President and Chief Financial Officer




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                                 EXHIBIT INDEX



Exhibit No.    Description
-----------    -----------

10.1           Third Amendment to Credit Agreement, dated as of September 30,
               1998.